EXHIBIT 99.01


   General Employment News Release

   General Employment Enterprises, Inc., Oakbrook Terrace Tower,
   Suite 2100, Oakbrook Terrace, IL  60181, (630) 954-0400     AMEX: JOB


   FOR IMMEDIATE RELEASE                                   July 30, 2004

   COMPANY:   General Employment Enterprises, Inc.

   CONTACT:   Doris A. Bernar
              Communications Manager & Assistant Corporate Secretary
              Phone (630) 954-0495    (630) 954-0592 fax
              invest@genp.com    e-mail


                     General Employment Reports
                        Third-Quarter Results



   OAKBROOK TERRACE, IL - General Employment Enterprises, Inc. (AMEX: JOB) reported a net loss of $12,000, or $.00 per share, for the quarter ended June 30, 2004, compared with a net loss of $852,000, or $.17 per share, for the same quarter last year.

   The Company's consolidated net revenues for the quarter were $5,090,000, up 11% from $4,597,000 for the same quarter last year. Contract service revenues of $3,269,000 were up 1% from last year, while placement service revenues of $1,821,000 increased 34%.

   On a sequential basis, consolidated net revenues increased 12% from $4,547,000 for the quarter ended March 31, 2004, and the net loss decreased 97% from $445,000 ($.09 per share) last quarter.

   Commenting on the Company's performance, Herbert F. Imhoff, Jr., board chairman and CEO, said, "During the fiscal third quarter, the Company took a significant step on the road to recovery. National hiring activity improved, the Company experienced an improvement in the demand for its placement services, and consolidated net revenues increased by 11%. As a result, the Company's net loss was reduced to just shy of break even."

   Mr. Imhoff continued, "The 34% increase in placement service revenues for the quarter was achieved through a combination of a 36% increase in the number of placements and a 6% increase in the average placement fee, partially offset by higher falloffs. Contract service revenues were essentially flat, despite a 21% increase in billable hours, because of continued downward pressures on pricing in that division."

                               (more)

   GENERAL EMPLOYMENT ENTERPRISES, INC.
   ADD ONE



   Mr. Imhoff added, "The aggressive actions taken by management to cut costs also had a significant impact on the bottom line.
   General and administrative expenses were down $654,000 (28%) from the same quarter last year."

   Mr. Imhoff concluded his remarks by saying, "I am gratified to see the improvement in the Company's performance during the third quarter. However, I am cautiously optimistic about the prospects for the remainder of the fiscal year. Continued improvement for the Company will depend on continued improvement in the national jobs market."

   For the nine months ended June 30, 2004, the Company had a net loss of $919,000, or $.18 per share, compared with a net loss of $2,596,000, or $.51 per share, for the same period last year.
   Consolidated net revenues for the nine-month period were $14,200,000, up 1% compared with $14,027,000 last year.

   This news release contains forward-looking statements that are based on management's current expectations and are subject to risks and uncertainties. Some of the factors that could affect the Company's future performance include general business conditions, the demand for the Company's services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract project assignments, and the ability of the Company to attract and retain qualified corporate and branch management.

   General Employment provides professional staffing services through a network of 20 branch offices located in 11 states, and specializes in information technology, accounting and engineering placements. The Company's shares are traded on the American
   Stock Exchange under the trading symbol JOB.













                               (more)

   GENERAL EMPLOYMENT ENTERPRISES, INC.
   ADD TWO




                GENERAL EMPLOYMENT ENTERPRISES, INC.
                CONSOLIDATED STATEMENT OF OPERATIONS
                  (In Thousands, Except Per Share)



                                         Three Months         Nine Months
                                        Ended June 30        Ended June 30
                                        2004      2003       2004     2003

     Net revenues:
        Contract services             $ 3,269   $ 3,240    $ 9,854   $ 9,914
        Placement services              1,821     1,357      4,346     4,113
        Net revenues                    5,090     4,597     14,200    14,027

     Operating expenses:
        Cost of contract services       2,413     2,246      7,150     6,857
        Selling                         1,037       910      2,718     2,928
        General and administrative(1)   1,660     2,314      5,282     6,883
        Total operating expenses        5,110     5,470     15,150    16,668


     Loss from operations                 (20)     (873)      (950)   (2,641)
     Investment income                      8        21         31        45

     Net loss(2)                      $   (12)  $  (852)   $  (919)  $(2,596)

     Average number of shares -
        basic and diluted               5,136     5,121      5,130     5,121

     Net loss per share -
        basic and diluted             $     -   $  (.17)   $  (.18)  $  (.51)


     __________________________________________________
   (1) General and administrative expenses include provisions for office closings of $17,000 in the three month period ended June 30, 2004, $178,000 in the three month period ended June 30, 2003, $42,000 in the nine month period ended June 30, 2004, and $215,000 in the nine month period ended June 30, 2003.

   (2) There were no credits for income taxes as a result of the pretax losses in fiscal 2004 and fiscal 2003, because the tax losses must be carried forward for income tax purposes and there was not sufficient assurance that future tax benefits would be realized.







                               (more)

   GENERAL EMPLOYMENT ENTERPRISES, INC.
   ADD THREE



                GENERAL EMPLOYMENT ENTERPRISES, INC.
          SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
                           (In Thousands)




                                                       June 30   September 30
                                                         2004        2003
   Assets:
     Cash and cash equivalents                         $ 3,447     $ 3,905
     Accounts receivable and other current assets        2,426       2,595

        Total current assets                             5,873       6,500

     Property, equipment and goodwill                    1,769       2,191

        Total assets                                   $ 7,642     $ 8,691


   Liabilities and shareholders' equity:
     Current liabilities                               $ 1,999     $ 2,167
     Shareholders' equity                                5,643       6,524

        Total liabilities and shareholders' equity     $ 7,642     $ 8,691









                                -30-